Exhibit 4.1

DESCRIPTION OF COMMON SHARES

The common shares of NOVAGOLD RESOURCES INC. (the “Common Shares”) are its only class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The following description of our Common Shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Notice of Articles and Amended and Restated Articles which are attached as exhibits to the Annual Report on Form 10-K. We are incorporated in the Province of British Columbia, Canada and are subject to the Business Corporations Act (British Columbia). The Company is authorized to issue 1,000,000,000 Common Shares without par value.

Holders of Common Shares are entitled to receive notice of and to attend any meetings of shareholders of the Company and at any meetings of shareholders to cast one vote for each Common Share held. Holders of Common Shares do not have cumulative voting rights.  A simple majority of votes cast on a resolution is required to pass an ordinary resolution; however, if the resolution is a special resolution two-thirds of the votes cast on the special resolution are required to pass it. Holders of Common Shares are entitled to receive dividends as and when declared by the board of directors of the Company at its discretion from funds legally available therefor and to receive a pro rata share of the assets of the Company available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attached to any other series or class of shares ranking senior in priority to or on a pro-rata basis with the holders of Common Shares with respect to dividends or liquidation. There are no pre-emptive, subscription, conversion or redemption rights attached to the Common Shares nor do they contain any sinking or purchase fund provisions.  For a discussion of certain tax matters, see “Certain Canadian Federal Income Tax Considerations for U.S. Residents” and “Certain United States Federal Income Tax Considerations for U.S. Holders” in the Form 10-K under Part II. Item 5. Market For Registrant’s Common Equity, Related Shareholder Matters And Issuer Purchases Of Equity Securities.